Exhibit 4.15

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CLINICAL SERVICES AGREEMENT

between

7810962 Canada Inc.

And

RedHill Biopharma Ltd

June 15, 2011

CLINICAL SERVICES AGREEMENT

This Clinical Services Agreement (“Agreement”) is made between

(1)	RedHill Biopharma Ltd., having its principle place of business at 21 Ha’arba’a St., Tel Aviv 64739, Israel (hereafter “SPONSOR”)

(2)	7810962 Canada Inc., having its principal office at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada (hereinafter “MANAGER”);

When signed by both parties, this Agreement will set forth the terms and conditions under which MANAGER agrees to provide certain services to SPONSOR as set forth herein.

Recitals:

a)	WHEREAS, MANAGER is in the business of providing services for the development of investigational new drugs; and

b)	WHEREAS, SPONSOR desires to contract with MANAGER, and MANAGER desires to be contracted by SPONSOR for the purposes of providing such services to assist SPONSOR in the execution of two clinical investigations of RHB-104, an investigational new drug (the “Drug”) and completion of other tasks as outlined in the attached exhibits; and

c)	WHEREAS SPONSOR agrees that MANAGER will engage the services of PharmaNet (which includes PharmaNet Canada INC. as the lead as well as PharmaNet LP and PharmaNet GmBH), (hereafter “PharmaNet”) as a third party subcontractor in order for MANAGER to deliver the deliverables of this agreement.

d)	WHEREAS, this Agreement is an appendix to and forms part of the Master Service Agreement executed between SPONSOR and MANAGER on 28th April 2011

Definitions:

“All Applicable Laws and Regulations” means all federal, state and/or local laws of the United States, and foreign countries having authority over the conduct of clinical studies, and the review of the data obtained under this Agreement, and which govern the conduct of clinical studies or other activities of MANAGER and PharmaNet in providing services under this Agreement. For studies conducted under an investigational new drug application (“IND”), applicable laws and regulations include, but are not limited to, 21 CFR Pts. 312, 50, 56, and 11 (and 65/65/EEC, 75/318/EEC, 91/507/EEC for studies conducted in a European Union member state) and all conditions of approval imposed by the reviewing IRB/Ethics Committee and FDA and other authorities.

“Drug” means RHB-104 and placebo as defined in SPONSOR Protocol.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

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“Investigator” means licensed physician who is a qualified clinical investigator willing and able, and engaged by PharmaNet with the prior written approval of SPONSOR in accordance with the Agreement to conduct a clinical investigation of the Drug as set forth in the Study.

“PharmaNet” means the entity identified above as PharmaNet, including any of its Subsidiaries performing Services under this Agreement pursuant to Article 15 below.

“Proposal” means the document wherein MANAGER sets forth its obligations to SPONSOR as well as the costs associated therewith, attached hereto as Exhibit A.

“Protocols” means the relevant INDs and their European equivalents, including IND number 73.479 approved by the FDA (and a similar CTA and/or European IND-equivalent to be approved by the MHRA and/or any other European Regulatory Authorities) entitled (in the case of the FDA IND) “[****] are detailed, wherein the regiments for the conduct of the respective Studies (defined below); and "Protocol" means either and/or some and/or all of them as the context requires.

“Regulatory Authorities” means the United States Food and Drug Administration (“FDA”), or other foreign or domestic judicial, governmental or regulatory bodies having jurisdiction over the conduct of the clinical studies, or review of the data obtained from such studies, in which MANAGER is acting as a general contractor, project manager and scientific expert and PharmaNet is acting as a contract research organization (“CRO”) and, as such, MANAGER and PharmaNet are collectively providing services under this Agreement.

“Services” means the services to be provided by MANAGER to SPONSOR as described in detail in the Proposal, attached hereto and incorporated herein by references as Exhibit A.

“Site Agreement” means an agreement for the conduct of one or more clinical studies to be executed by (i) PharmaNet and (ii) clinical investigators and/or the institution at which such studies will be conducted.

“Subsidiary” means all entities controlled by MANAGER, as the case may be. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

“Studies” means the two sets of clinical testing procedures and conditions set out in the respective Protocols (defined above); and "Study" means either and/or some and/or all of them as the context requires.

TERMS

1.0	Obligations of PharmaNet; Other Matters.

(a)     Obligations of MANAGER. MANAGER will cause PharmaNet to conduct the Study in accordance with the Protocol and as outlined in the Proposal attached as Exhibit A. The Study will be conducted in accordance with All Applicable Laws and Regulations and in a professional manner, with due care and diligence in closely monitoring the Study.

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(b)     Transfer of Obligations. Pursuant to 21 CFR 312.52, SPONSOR transfers its obligations (as more explicitly detailed in Section 1 of this Agreement) for this clinical Study to MANAGER and MANAGER in turn transfers its obligations to PharmaNet and agrees that the same should be included on FDA Form 1571, Section 13 and any relevant European equivalent. In the absence of a signed agreement regarding the “Transfer of Obligations”, MANAGER will not consider the obligations to be transferred. MANAGER will perform and cause PharmaNet to perform its obligations hereunder in a professional, workmanlike and timely manner, as a contract research organization in accordance with 21 CFR 312.52 and in accordance with All Applicable Laws and Regulations, including but not limited to those administered by FDA. MANAGER will cause PharmaNet to take all reasonable steps to ensure that personnel it uses to perform its obligations under this Agreement are appropriately trained and qualified to monitor the progress of the Study in accordance with the terms of this Agreement. MANAGER will cause PharmaNet to agree to carry out diligently all transferred obligations. Furthermore, all duly accepted obligations as noted above become the responsibility of SPONSOR at the close of the project. The date of the “close of the project” will need to be agreed in writing in advance by the Parties.

(c)     Status Reporting. All of the herein above described services shall be performed in close cooperation with SPONSOR and MANAGER will cause PharmaNet to provide detailed status reports as provided in Exhibit A, which will include but not be limited to the status and issues of the Study and detailed minutes of all SPONSOR – MANAGER-PharmaNet meetings that took place during the relevant period (both in person and over the phone).

(d)     Clinical Supplies. MANAGER will cause PharmaNet to in a timely manner, having regard to the lead time for manufacture, inform MANAGER and SPONSOR or its designee when to supply the Investigators with the packaged and labeled clinical supplies of the Drug and other supplies as are agreed upon by SPONSOR and MANAGER for the timely completion of the Study ("Materials").

(e)     Use of Materials. MANAGER will cause PharmaNet to undertake that it shall not (i) use the Materials other than for the purpose of performing the Projects; (ii) make the Materials available to any third party; (iii) allow access to the Materials by any of its employees or students except those who are directly involved in performing the Projects;(iv) make any commercial use of the Materials or any composition made using the Materials; or (v) analyse or otherwise attempt to determine the composition of the Materials. Upon termination of the Agreement, any unused Materials shall, at SPONSORs option and sole discretion and expense, either be destroyed or returned to SPONSOR or its designee.

(f)     Regulatory Submission. If MANAGER or PharmaNet is to submit any information to Regulatory Authorities, including any INDs, whether to be sponsored by MANAGER, SPONSOR, PharmaNet or any Investigators, such regulatory submissions shall not be made without SPONSOR’s prior review and written pre-approval in its sole discretion, and any changes (other than entry of required information) also shall be subject to SPONSOR’s prior written approval.

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(g)     Investigator Services Agreements and Third Party Vendors. If MANAGER causes PharmaNet to execute or obtain the execution of any Investigator Services Agreements or third party vendor ("Third Party Agreements") on behalf of SPONSOR or in connection with the conduct of any study, such Third Party Agreements as well as any amendments thereto shall be approved in advance in writing by SPONSOR. MANAGER will cause PharmaNet to exercise due skill, care and diligence in selecting such investigators and third party vendors, and for clarity their approval by PharmaNet shall indemnify and hold harmless SPONSOR and MANAGER to the full extent that PharmaNet is indemnified and held harmless by such Investigator and third party vendor, and shall at SPONSORs sole option either take all reasonable steps to enforce such indemnities or permit SPONSOR to do so in MANAGERs and PharmaNet's name. MANAGER and PharmaNet shall not otherwise be liable for any Investigator or third party vendor errors, omissions or consequences there from, unless they arise from or are due to the negligence actions/inactions or willful misconduct of MANAGER or PharmaNet or from MANAGERs or PharmaNet's failure to follow the applicable protocol.

(h)     Services Oversight. MANAGER will cause PharmaNet to procure that any Investigators, third party vendors and permitted subcontractors (each, a "Relevant Third Party") shall, at all times make available to SPONSOR, or to the responsible regulatory authority, relevant records, programs and data as may reasonably be requested by SPONSOR to enable SPONSOR to have ongoing oversight of the Services. In addition to its rights of inspection under Section 8.0, MANAGER shall cause PharmaNet to allow SPONSOR or his designee to have the right upon reasonable advance notice to PharmaNet to visit any of the facilities where PharmaNet or a Relevant Third Party are conducting the Services in order to monitor the operations of PharmaNet and Relevant Third Parties, to assess compliance with All Applicable Laws and Regulations. During such visits, MANAGER will cause PharmaNet will facilitate SPONSORs or its designee’s right to inspect the work being done and materials used, to observe the procedures being followed, to examine the books, records and other source data relevant to the Services. MANAGER will cause PharmaNet shall procure and ensure that all its subcontractors comply with this provision.

2.0	Invoicing and Payment of Professional Fees and Expenses. (A) Invoicing. MANAGER shall invoice SPONSOR once monthly. Monthly invoices should include a clear and detailed breakdown of all relevant costs and fees as set forth in the Milestone Payment Schedule attached and incorporated herein as Exhibit A (the “Monthly Invoices”). For the avoidance of any doubt, any expenses included in any of the above mentioned invoices submitted by MANAGER must be set forth in budget of Exhibit A. Each Monthly Invoice shall be accurate and itemized in sufficient detail to permit independent auditing and verification that the work covered by such Monthly Invoice has been properly performed. All expenses, investigator grants and pass-through costs shall be included in the Monthly Invoices on an “as-paid” basis, without any added overhead, management fee and/or profit factor whatsoever.

If the Monthly Invoice encompasses different separate invoices related to the relevant month, the different invoices will be mailed to SPONSOR simultaneously, itemized on the basis of the following categories (a) PharmaNet fees; (b) Investigator grants-Quebec; (c) Investigator grants-rest of Canada; (d) Investigator grants- non-Canadian (e) pass through costs – Canada (f) pass through costs - non-Canadian.

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(B) Payment. Within thirty (30) days following the date of the relevant Monthly Invoice, SPONSOR will make one monthly payment for all the valid and undisputed invoices covered by the Monthly Invoice, in a single payment of the relevant amount in USD to a single account destination, the details of which shall be provided by MANAGER together with the Monthly Invoice. MANAGER will charge a late payment fee of 0.5% per month, or the maximum amount permitted by law if less than 0.5% per month, for any payment not received within thirty (45) days from date of the relevant Monthly Invoice is due. If any portion of a Monthly Invoice is disputed, then SPONSOR shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount within (60) days of date of the relevant Monthly Invoice.

All payments shall be made in US Dollars by direct transfer and shall be made free of any applicable local, withholding taxes, charges or remittance fees.  Invoices will be inclusive of applicable taxes as determined by local laws and regulations (“Local Taxes”), provided, however, that MANAGER identifies and specifies, prior to the execution of this Agreement any and all such Local Taxes. As of the date hereof, MANAGER has indicated that the only Local Taxes which impact the Services will be VAT which will be incurred on "de minimis" local travel expenses in multiple foreign jurisdictions by personnel assigned to work on the study in the course of performing the services which such VAT will be passed through to the SPONSOR up to a maximum of US$1000 of "de minimis" expenses per country per month. Further, for all other expenses in which MANAGER or PharmaNet incurs VAT charges or equivalent sales taxes, MANAGER will not pass through these VAT charges or sales taxes to SPONSOR and MANAGER will cause PharmaNet to assume the responsibility to claim back the VAT or other sales taxes from the relevant countries. For the avoidance of any doubt and notwithstanding the foregoing, SPONSOR is not responsible for any Local Tax not specified in the preceding sentence; provided however, any change in (a) the relevant tax laws or (b) scope of the Services which results in a Change Order (as defined below) shall render the preceding sentence subject to further updating which may be performed in such Change Order. Notwithstanding the foregoing, SPONSOR has the option, at its sole discretion, to pay the equivalent amount in the same currency in which Pass-Through costs and expenses were incurred by MANAGER.

3.0	Change Orders. During the performance of Services under this Agreement, SPONSOR may request that additional or new Services be performed by MANAGER or there may arise a material change in the assumptions upon which the Agreement is based (including, but not limited to, changes in an agreed starting date for a project or suspension of a project by SPONSOR). Such changes, provided they are sufficiently material and are not negligible, require changes to the budget and/or timelines. To the extent that either of these circumstances results in the total budget (fees, expenses and pass-through costs) being exceeded, prior written approval (“Change Order”) must be obtained from SPONSOR before any additional costs are incurred.

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Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon agreement by both parties, and MANAGER will be given a mutually acceptable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Notwithstanding the above MANAGER may begin initiating proposed changes before a formal Change Order is fully executed if SPONSOR determines it is necessary to initiate the changes immediately and provides MANAGER explicit written instructions (i.e. instructions by letter or fax)) to initiate the changes.

4.0	Term. This Agreement shall commence on the date of execution and shall continue until all Services are completed by MANAGER and all payments are made by SPONSOR in accordance with this Agreement, or until terminated by either party in accordance with Section 14.0 below.

5.0	Confidentiality.

(a) Scope. It is understood that during the course of this Agreement, MANAGER and its employees may be exposed to data and information, including data and information developed as a result of the Services provided under this Agreement (including, but not limited to, all draft and final case report forms, dictionaries, reports, site agreements, Study documentation, audit and monitoring records, and all electronic records of Study data and documents), all of which are confidential and proprietary to SPONSOR. All such data and information (hereinafter “CLIENT Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, developed or otherwise made known to MANAGER and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of SPONSOR. All confidential information relating to the MANAGERS business shall be handled as described in the Master Service Agreement signed between the Parties on 28th April 2011.

(b) Obligations. The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Notwithstanding the provisions contained within this Section 5.0, SPONSOR may use the prices provided hereunder and amounts paid for the Services for its internal budgeting, estimation and bidding processes, and SPONSOR and/or its designees may disclose same to the extent required by securities and other laws. Except as otherwise requested, upon expiration or termination of this Agreement and/or upon SPONSORs request, MANAGER shall immediately and unconditionally deliver all SPONSORs Confidential Information to SPONSOR. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten years after the return of all SPONSORs Confidential Information.

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(c) Exceptions. The foregoing obligations shall not apply to Confidential Information to the extent that it is clearly and convincingly shown that such Confidential information: (a) is or becomes generally available to and known by the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party other than in connection with this Agreement on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) to the extent it is required by law or court order to be disclosed provided, however, that the receiving party shall make the best effort to provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

6.0	Ownership of Inventions and other Intellectual Property.

(a) SPONSORs Rights. As between MANAGER and SPONSOR, all data, information, reports, and any discoveries, inventions, works of authorship, ideas, suggestions that may evolve from the data and information described above that are generated as the result of Services performed by MANAGER under this Agreement or through the use of or access to SPONSORs Confidential Information (collectively “Developments”), shall initially be the property of MANAGER. but will be immediately sold and assigned to SPONSOR once the Developments come into existence. MANAGER hereby sells and assigns to SPONSOR all of MANAGERs right, title and interest to the Developments and any related patents, copyrights and other intellectual property rights. The cost of sale and assignment of the Developments is included in the amount that SPONSOR agrees to pay MANAGER as described in EXHIBIT A. Once the Developments are assigned by MANAGER to SPONSOR they then become the sole and exclusive property of the SPONSOR. The SPONSOR shall have the right to use such Developments for any and all purposes, and shall have the full, unrestricted right to assign, license or otherwise transfer any such Developments and the deliverables without any further payment to MANAGER. Parties hereby acknowledge and unconditionally agree that the transfer and assignment of the Developments and any related patents, copyrights and other intellectual property rights as contemplated by this clause will occur automatically, irrespective of any dispute between the SPONSOR and the MANAGER (and or any other party) and irrespective of the payment by the SPONSOR of the amounts set forth in Exhibit A.

(b) MANAGERs Rights. Notwithstanding the foregoing, SPONSOR acknowledges that MANAGER’s third party subcontractors including PharmaNet possesses or may in the future possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer program source code (written in SAS, SQL, or other computer languages), procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by MANAGER’s third party subcontractors including PharmaNet and which relate solely to their business or operations (collectively “Subcontractor’s Property”). SPONSOR agrees that any Subcontractor’s Property or improvements thereto which are used, improved, modified or developed by subcontractors under or during the term of this Agreement are the sole and exclusive property of such subcontractor. To the extent that Subcontractor's Property is employed by MANAGER in providing the Services and is necessary for the development and/or commercialization of the Drug, MANAGER shall cause PharmaNet or any other relevant subcontractor to grant to CLIENT or its designee a non-exclusive, perpetual, worldwide, fully paid up, royalty free, freely sub-licenseable and freely transferable license under such Subcontractor’s Property.

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(c) Data Retention. In addition to the delivery of data and information as set forth above, at the completion of Services by MANAGER, all materials and all other data owned by SPONSOR or its designee, regardless of the method of storage or retrieval, shall either be as elected by SPONSOR at its sole discretion (a) delivered to SPONSOR or its designee in such form as is then currently in the possession of MANAGER, subject to the payment obligations set forth in Section 2.0 hereof (provided, that under no circumstances shall MANAGER withhold any SPONSOR Confidential Information, and shall not withhold any other data, information, reports or other materials in the event that disputed payments or reasonable security in lieu for such amounts, are placed into an escrow account pending resolution of such dispute), or (b) disposed of, at the sole direction and written request of SPONSOR, in each case at no extra cost to SPONSOR. MANAGER, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials provided to SPONSOR as the result of the Services, to be used solely to satisfy regulatory requirements or to resolve disputes regarding the Services, provided that such copy is placed in an archive not electronically or physically available to MANAGERs personnel or others except as needed for and during the occurrence of any dispute for which reference to such archived copy is needed, and that the confidentiality obligations shall apply to the archived copy so long as it exists.

7.0	Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

8.0	Regulatory Compliance; Inspections, Warranties.

(a) Compliance. MANAGER agrees, represents, warrants and covenants that its Services and the services provided by PharmaNet will be conducted in compliance with All Applicable Laws and Regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and all applicable Regulatory Authorities and ICH guidance documents pertaining to the Services provided hereunder, and with the highest standard of expert care customary in the contract research organization industry, but no less than professional level of services, and to the extent not in conflict with any of the foregoing, with all applicable MANAGER or PharmaNet procedures.

MANAGER hereby certifies that neither it nor any of its officers, directors, owners, principals or employees or those of PharmaNet has been debarred by Regulatory Authorities or any other regulatory agency (each, a "Regulatory Agency") under applicable regulatory requirements.

MANAGER hereby certifies that it has not and will not use or allow PharmaNet to use in any capacity the services of any individual, corporation, partnership, or association who:

(i)	is under investigation by any Regulatory Agency under any applicable regulatory requirements; or

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(ii)	has a disqualification hearing pending or has been disqualified by any Regulatory Agency under any regulatory requirements.

If during the term of this Agreement, any person or entity referred to in Section 6(a)(i) or 6(a)(ii):

(i)	comes under investigation by any Regulatory Agency for debarment or disqualification;

(ii)	is debarred or disqualified by any Regulatory Agency; or

(iii)	engages in any conduct or activity which could lead to any of the above- mentioned disqualifications or debarment actions

MANAGER shall immediately notify or cause PharmaNet to immediately notify SPONSOR in writing of same.

MANAGER further certifies that it will not knowingly employ any person or entity who is not properly qualified/licensed under/by directly applicable laws, training, experience and supervision to carry out the tasks they are assigned in connection with this Agreement and further, MANAGER will cause PharmaNet to do the same.

Unless prohibited from doing so, SPONSOR shall notify MANAGER promptly in writing of any Regulatory Authorities or other governmental inspection or inquiry concerning the Services or which may reasonably affect the performance of the Services.

(b) Inspections. If any governmental or regulatory authority conducts, or gives notice to MANAGER or PharmaNet or a Relevant Third Party of its intent to conduct, an inspection at any investigational site or to take any other regulatory action with respect to any Study or Services, or which may reasonably affect the performance of the Services or the Study, provided under this Agreement, MANAGER will promptly notify SPONSOR, and, where reasonably practicable, MANAGER will notify SPONSOR prior to complying with such a demand or request. SPONSOR, however, acknowledges that it may not direct the manner in which MANAGER fulfills its obligations to permit inspection by governmental entities. MANAGER shall in all cases promptly inform SPONSOR in writing of any Regulatory Authorities or other governmental inspection or inquiry (including any Warning letters, FDA-483s, and EIRs) concerning any of the Services provided by MANAGER or any subsidiary or Relevant Third Party providing Services under this Agreement.

(c) Audits. During the term of this Agreement, MANAGER will permit and will procure that each Relevant Third Party permits SPONSORs representatives (unless such representatives are competitors of MANAGER or Relevant Third Parties) and SPONSOR to examine or reasonably audit the work performed hereunder, the facilities systems and equipment at or with which the work is conducted, and personnel, procedures, programming, and records related to such work, upon reasonable advance notice during regular business hours to determine that the Study assignment is being conducted in accordance with the agreed requirements and that the facilities are adequate.

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(d) Electronic Systems. MANAGER will ensure that PharmaNet represents and warrants that all computer systems and electronic records used by PharmaNet or its subsidiaries or delivered to SPONSOR: (i) have been and shall be developed, validated, established and maintained in full accordance with applicable Regulatory Authorities regulations (including 21 CFR Part 11), requirements and guidance documents; (ii) are not subject to any errors, anomalies or impairment in connection with the use, calculation, representation or handling of any form of date related information or upon, across or after any date; (iii) are free of any unintended programming (including computer viruses and other harmful programming) and for any electronic records delivered to SPONSOR any form of lock or other access or use control which may impair SPONSORs full and unconditional use of such electronic records; and (iv) are free of any lien or license or any requirement to obtain any license for their use or products needed for their use (except for such readily available software licenses normally required for the products used to handle and use such electronic records).

9.0	Conflict of Agreements. MANAGER represents to SPONSOR that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, MANAGER agrees that it will not enter into any agreement to provide Services which would in any way prevent it from providing, or interfere in any way with its ability to provide, the Services contemplated under this Agreement.

10.0	Publication. Study results may not be published, presented or referred to, in whole or in part, by MANAGER, its subsidiaries and PharmaNet without the prior expressed written consent of SPONSOR, which SPONSOR may withhold in its sole discretion. Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior written consent.

11.0	Limitation of Liability. Under no circumstances shall either party be entitled to loss of profits, loss of revenue, incidental, indirect, consequential or special damages under any theory of law (including, but not limited to, contract, negligence, tort liability and strict liability in tort) arising in connection with such default or breach of its obligations under this Agreement, or any documents related thereto.

12.0	Indemnification by MANAGER. MANAGER shall indemnify and hold harmless SPONSOR, entities having the rights to the Drug, and their respective Affiliates, directors, officers, employees and agents from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations under this Agreement; (B) any negligence or willful misconduct by MANAGER, except to the extent that any of the foregoing arises out of or results from the negligence, willful misconduct or breach of this Agreement by of SPONSOR.

13.0	Indemnification by SPONSOR. SPONSOR shall indemnify and hold harmless MANAGER, its Affiliates, directors, officers employees and agents from and against all Losses arising out of or resulting from MANAGERs performance of the Services under this Agreement, which Services are performed in accordance with the Protocol, the written instructions of SPONSOR and All Applicable Laws and Regulations, or from any breach of its representations, warranties or obligations under this Agreement, except to the extent that any of the foregoing arises out of or results from the negligence, willful misconduct or breach of by MANAGER of its representations, warranties or obligations under this Agreement.

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14.0	Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (the “Indemnified Party”): (A) promptly notifying the indemnifying party (the “Indemnifying Party”) of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure; (B) cooperating with the Indemnifying Party in the defense of any such claim or liability (at the Indemnifying Party’s expense), and (C) not compromising or settling any claim or liability without prior written consent of the Indemnifying Party. The liability of an Indemnifying Party with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in articles 12, 13 and 14 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 14 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), (a) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (b) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder and which contains no admission of fault or wrongdoing. No Third Party Claim shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) if such settlement or compromise would result in an obligation of the Indemnifying Party to indemnify such Indemnified Party, or would otherwise result in liability of, or have an adverse impact upon, such Indemnifying Party.

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15.0	Termination.

(a) Termination by either party. This Agreement may be terminated by either SPONSOR or MANAGER at any time during the term of the Agreement if the other party commits a material breach of its contractual obligations under this Agreement. If the basis for termination is the material breach of a party’s contractual obligations, the non-breaching party must provide the breaching party prior written notice (setting out the alleged breach), specifying the nature of the breach, and allow the breaching party thirty (30) days from the receipt of such notice to take remedial actions to cure such a material breach. If such breach has not been substantially cured as measured by reasonable standards of performance within the thirty (30) day period, then the non-breaching party is thereafter empowered to terminate this Agreement. Additionally, either party may terminate this Agreement by written notice to the other party if: (a) that other party goes into liquidation under the laws of any applicable jurisdiction (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement); (b) a receiver, administrator, examiner, trustee or similar officer is appointed over all or substantially all of assets of that other party under the laws of any applicable jurisdiction; or (c) any proceedings are filed or commenced by that other party under bankruptcy, insolvency or debtor relief laws, or anything analogous to any of the foregoing under the laws of any applicable jurisdiction occurs in relation to that other party.

(b) Termination by SPONSOR: In addition to termination of the Agreement in accordance with clause (a) above, SPONSOR shall have the right to terminate this Agreement at any time without cause by giving MANAGER at least forty five (45) days prior written notice of the effective date of such termination.

(c) Procedure. Upon receipt of a written termination notice under this Section 15.0, the parties will work diligently, in good faith and in cooperation with each other, to devise a joint plan (“Plan”) to coordinate the orderly termination of the Agreement. The purpose of this Plan is to safeguard patient safety, continuity of patient treatment, to comply with All Applicable Laws and Regulations and immediately cease any and all expenses and costs related to the Studies and/or Services that are not absolutely necessary to continue (as a result of legal and ethical requirements) upon termination. Accordingly, as from the receipt of a termination notice, MANAGER shall use its best efforts to limit further expenses, and in particular (i) no new sites shall be started up without SPONSORs approval, (ii) no new patients shall be enlisted without SPONSORs approval, and (iii) only those reports and analysis that SPONSOR specifically requests in writing will be produced. After the parties have jointly agreed to the terms of the Plan in writing, the parties will carry out the work necessary for the orderly closeout of the Study pursuant to the Plan terms. As part of the Plan, MANAGER will perform a reconciliation of all activities performed for uncompleted milestones or units of work, and the parties shall negotiate in good faith (i) payment for partially completed milestones and units and (ii) all costs and expenses actually related to the close out activities of this Agreement, provided that in the event of termination by SPONSOR under Section 15.0(a) (breach or insolvency of MANAGER), MANAGER shall not be entitled to any further payments not already accrued. Any unused funds previously advanced by SPONSOR shall be returned forthwith after the final reconciliation.

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(d) Withdrawal of authorization. If the authorization and approval to conduct the Study hereunder in the United States or in other jurisdiction is withdrawn by the U.S. Food and Drug Administration or other duly empowered government agency or if the emergence of any unanticipated significant safety issue with the drug is of such magnitude or incidence to warrant termination, this Agreement may be terminated by either party. Under such circumstances, SPONSOR shall also pay according to rates to be pre-agreed by the Parties, for any MANAGERs or PharmaNets personnel assigned hereunder, subject to pre-approval in writing by SPONSOR, from the date of the notice of termination until the completion of the Plan.

16.0	Relationship with Subsidiaries. SPONSOR agrees that MANAGER may allow PharmaNet to use the services of its or PharmaNets corporate subsidiaries to fulfill Managers obligations under this Agreement upon prior written notice to SPONSOR and with SPONSORs prior written consent, which will not be unreasonably withheld and provided that MANAGER shall be responsible for ensuring the performance of such subsidiary. Any subsidiary so used shall be subject to all of the terms and conditions applicable to MANAGER under this Agreement, and entitled to all rights and protections afforded MANAGER under this Agreement. PharmaNet agrees that any of SPONSORs subsidiaries may use the services of MANAGER (and its subsidiaries) under this Agreement. In such event, such SPONSORs subsidiaries shall be bound by all the terms and conditions of this Agreement and be entitled to all rights and protections afforded SPONSOR under this Agreement executed by such subsidiary.

17.0	PharmaNet Personnel. MANAGER shall assign and cause PharmaNet to assign key Study personnel (“Key Personnel”) to the Studies carried out under this Agreement, including, where applicable: (i) Project Manager, (ii) Study Monitors, (iii) Medical Reviewer; and (iv) Chief Statistician. The Key Personnel for each Study shall be named in the applicable Proposal, and shall be persons who MANAGER represents are qualified and well trained and experienced in the performance of both their assigned tasks and in the performance of those tasks in connection with the type of study, and where possible, with the clinical indication for such study that is the subject of this Agreement. During the term of this Agreement, so long as the Key Personnel remain employed by or contracted by MANAGER, PharmaNet or its subsidiaries, they shall not be removed from SPONSORs Studies, except with SPONSORs consent which will not be unreasonably withheld. MANAGER acknowledges and will cause PharmaNet to acknowledge that Dr. Wolfgang Renz, one of its executives, is also a shareholder of SPONSOR. MANAGER will ensure and cause PharmaNet to ensure that Dr. Renz is not involved in performing the Services and the Study and will not have access to any information related to it.

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18.0	Cooperation; CLIENT Delays; Disclosure of Hazards. SPONSOR shall forward to MANAGER in a timely manner all data and information known to SPONSOR and in SPONSORs possession or control and which SPONSOR is aware is reasonably necessary for MANAGER to conduct the Services. MANAGER shall forward to SPONSOR in a timely manner all data and information known to SPONSOR and in its possession or control and reasonably necessary for or relevant to SPONSOR to utilize the Services, and results of such Services, or the Study to which the Services relate. If SPONSOR fails to provide data and information in its possession or control that are necessary for MANAGER to complete the services under this Agreement, after having been notified in writing thereof by MANAGER (such writing identifying both the need for the data and information and the risk of delay), MANAGER shall not be liable to SPONSOR nor be deemed to have breached this Agreement for delays or other consequences to the extent arising from SPONSORs failure to timely provide documents, materials or information in SPONSORs possession.. CLIENT shall not be liable to SPONSOR nor be deemed to have breached this Agreement for errors, delays or other consequences arising from MANAGERs failure to timely perform its obligations or to otherwise cooperate with SPONSOR.

SPONSOR acknowledges that, if it materially delays or suspends performance of the Services, then the personnel and/or resources originally allocated to the Study may be re-allocated, and MANAGER will not be responsible for delays due to required re-staffing or re-allocation of resources. If MANAGER intends to re-allocate or re-staff personnel and/or resources allocated to the Study, it shall not do so until after having given prior written notification at least 14 (fourteen) days before proceeding to such re-allocation or re-staffing. If SPONSOR wishes to retain the personnel and/or resources allocated to the Study during the material delay or suspension, then subject to SPONSOR pre-approval in writing at the relevant time, SPONSOR will pay the standard hourly rates of the allocated personnel during the materially delay or suspension. This cost would be exclusive of the budget contained in Exhibit A. If MANAGER will be responsible for handling SPONSORs investigational drugs, SPONSOR shall provide MANAGER with all information reasonably known to it regarding known or potential hazards associated with the use of any substances supplied to MANAGER by SPONSOR.

19.0	Adverse Experiences. In the event a patient enrolled in the project suffers an illness or injury which MANAGER, the Investigator, PharmaNet and SPONSOR reasonably determine and agree to be an adverse experience to the Drug, SPONSOR to pay all necessary and reasonable medical expenses directly associated with the emergency medical treatment of such adverse reaction. In the event that diagnostic procedures are reasonably required to determine whether the patient’s symptoms are an adverse reaction to the Drug, SPONSOR shall pay the reasonable expenses of such diagnostic work-up. Payments under this Paragraph shall be in addition to the payments specified in this Agreement. Further MANAGER shall be under no liability whatsoever to SPONSOR, its Affiliates, directors, officers employees, agents and third party providers (whether in negligence or otherwise) for any expense, loss, damage or injury of any kind (including, without limitation, any loss of profit or consequential damage) sustained by PharmaNet its Affiliates, directors, officers employees, agents and third party providers for personal injury to a subject directly caused by use of the Drug during the course of the Study, including, without limitation, the harmful or otherwise unsafe effect of the Drug.

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20.0	Force Majeure. In the event either party shall be delayed or hindered or prevented from performing of any act required hereunder by reasons beyond its ability to reasonably anticipate and prevent or mitigate, including failure of power or restrictive government or judicial orders (except for those arising from PharmaNet actual or alleged violation of applicable laws or regulations), or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act shall be extended for the reasonable period of such delay, and either party shall be granted a reasonable period of time to perform after the cessation of the reason for the delay.

21.0	Notices and Deliveries. Any notice required or permitted to be given hereunder by either party shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Redhill: RedHhill Biopharma Ltd. 21 Ha’arba’a St., Tel Aviv 64739, Israel Attention: Ori Shilo, VP Finance & Operations Facsimile: +972 3 7255 723	If to 7810962 Canada Inc : Dr Alain Guimond 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada

22.0	Insurance. The parties shall maintain insurance in an amount reasonably adequate to cover their obligations and liability under this Agreement, and in no event less than the minimum amount of insurance required by applicable law, and shall provide each other a certificate of insurance showing that such insurance is in place. Without limiting the generality of the foregoing, SPONSOR shall maintain and MANAGER shall cause PharmaNet to maintain products liability insurance with coverage of not less than $[****], which coverage shall be in force during the Services and for the greater of the expiration of the applicable statute of limitations where the Services under the Agreement are being performed or [****] after the completion of such Services. Notwithstanding the above, if SPONSOR fails to maintain the above reference insurance SPONSOR will be liable to MANAGER for any losses resulting from that lack of insurance coverage.

23.0	Assignment. Except as stated above in Section 15.0 and except as otherwise provided in any Site Agreements, neither party may assign, delegate, subcontract or transfer any of its rights or obligations under this Agreement to any third party without the express, written consent of the other party, other than in connection with (i) a merger, consolidation, sale of substantially all assets of the business to which this Agreement relates or other change of control transaction or (ii) a transfer by MANAGER to SPONSOR.

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24.0	Choice of Law and Enforceability This Agreement shall be governed by and construed in accordance with the laws of Quebec. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to the exclusive jurisdiction of the courts of Quebec. The parties further agree that all proceedings with regard to this Agreement will be in English.

25.0	Entire Agreement and Modification. This Agreement, its attachments, and exhibits referenced herein, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. Any modifications to the provisions herein must be in writing and signed by the parties.

26.0	Non-Solicitation. Each party agrees that during the term of this Agreement and for a period of six (6) months thereafter, it shall neither directly solicit for employment any employee or contractor of the other party who the former party has met as a result of the other party’s obligations hereunder, provided however the foregoing shall not prohibit any employee from one party directly contacting the other party for employment or employment opportunities or from responding to published employment advertisements, and, under these limited circumstances, this restriction shall not prevent either party from interviewing and/or hiring such an employee.

27.0	Survival. The rights and obligations of the parties under Section (i) 5.0, 15.0, 22.0 and 26.0 in each case as stated therein; (ii) 2.0 insofar as it concerns the manner of payment and the payment of interest only; and (iii) 1.0(e), 1.0(g), 6.0, 10.0, 11.0, 12.0, 13.0, 19.0, 21.0, 24.0 and 25.0, shall survive any termination or expiration of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

REDHILL BIOPHARMA Ltd.	For 7810962 Canada Inc:

/s/ Dror Ben-Asher	/s/ Alain Guimond
Name: Dror Ben-Asher	Name: Alain Guimond
Title: CEO	Title: Senior Director of Scientific Research

June 15, 2011	June 15, 2011
Date	Date

/s/ Ori Shilo
Name: Ori Shilo
Title: VP Finance and Operations

Date: June 15, 2011

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THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

EXHIBIT A and B

This Exhibit to the Clinical Services Agreement (“Exhibit”) is made between:

(3)	RedHill Biopharma Ltd., having its principle place of business at 21 Ha’arba’a St., Tel Aviv 64739, Israel (hereafter “SPONSOR”)

(4)	7810962 Canada Inc., having its principal office at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada (hereinafter “MANAGER”);

When signed by both parties, this Exhibit will form an integral part of the Clinical Services Agreement executed between the Parties and will set forth the specific study objectives, study details and schedule and specific payment terms and conditions under which SPONSOR agrees that MANAGER will conduct and manage two Phase II/III clinical studies of RBH-104 in patients with MAP infected Crohns disease.

Terms:

SPONSOR agrees that Manager enters into a subcontract with PharmaNet on the terms set out in the Proposal to be executed between 7810962 Canada Inc. and PharmaNet as shown below in Exhibits A and B. For further clarity, SPONSOR agrees with the cost estimations described in Section IX of Exhibit A and agrees to the payment schedule as described in Exhibit B.

IN WITNESS WHEREOF, this Proposal has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

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REDHILL BIOPHARMA Ltd.	For 7810962 Canada Inc:

/s/ Dror Ben Asher	/s/ Alain Guimond
Name: Dror Ben-Asher	Name: Alain Guimond
Title: CEO	Title: Senior Director of Scientific Research

Date: June 15, 2011	June 15, 2011
Date
/s/ Ori Shilo
Name: Ori Shilo
Title: VP Finance and Operations
Date: June 15, 2011

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EXHIBIT A

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Contents

I.	Executive Summary	23

II.	PharmaNet Overview

III.	The RHB-104 Program	25

IV.	Success Factors	27

IV.	Medical and Regulatory Considerations	29

V.	Operational Strategies	34

VI.	Experienced Project Team	43

VII.	Relevant Experience

VIII.	Program Timelines

IX.	Summary of Tasks and Deliverables	44

X.	Key Parameters and Assumptions	44

XI.	Costs	57

Appendices

Appendix A      Project Team Curricula Vitae

Appendix B      Draft Payment Schedule

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I.	Executive Summary

PharmaNet is pleased to present to 7810962 Canada Inc a proposal for participation in two studies (Phase II and Phase III of RHB-104 to treat patients with Crohn’s Disease who are positive for MAP (mycobacterium avium subspecies paratuberculosis) Infection. They are entitled:

[****]

It has been determined that, generally speaking, the two studies will run, for the most part, in parallel for a combined program. As a result, PharmaNet has prepared the cost as one global study introducing strategic, operational, and budgetary efficiencies accordingly. [****]. Based on the information provided by the client in the request-for-proposal documents received on 5 January 2011, as well as internal discussions at PharmaNet, we believe that the PharmaNet team will be a valuable contributor to the successful completion of these studies for the following reasons:

[****]

▪	Strong Project Management – PharmaNet is able to offer an exceptionally strong Global Director and a Project Manager experienced in the conduct and management of clinical research studies. [****] is based in Canada and will be assigned as the Global Director for the combined program and regional Project Manager for the North American study. [****] . [****], will be assigned as the Project Manager for the European study. She brings [****]. She is ideally positioned in Israel to facilitate communication with The Client and ensure the smooth conduct of this important study. [****] More information on the proposed team, and its structure, can be found in Section VI.

▪	Gastroenterology Experience – PharmaNet has conducted over 40 gastroenterology trials involving approximately 1,000 sites and 7,500 patients with disorders such as Ulcerative Colitis, Crohn’s disease, C. difficile infections, and Irritable Bowel Syndrome. This experience has enabled the PharmaNet teams to build strong long-standing relationships with Investigative sites, opinion leaders, key gastroenterology groups, and ancillary service providers that all do research in the area of GI disease. Furthermore, it has helped the team to forge a bespoke strategy for the execution of these studies, as detailed in Section VII.

▪	Strong Relationships with Investigator Community – PharmaNet has developed a strong network of highly skilled and productive gastroenterology sites familiar with specialized tests standard to diagnosing patients with Crohn’s. This network has been cultivated through long-standing working relationships. At PharmaNet we work closely with the sites to support the meeting of enrollment goals and remain top on their list for repeat work. PharmaNet can easily support the client in the identification of potential sites for this trial.

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▪	A high-level Project Steering Committee (PSC), which would include select PharmaNet and the client senior managers, will ensure that the client and The Client have access to high level decision-makers throughout the life of the program and relationship. The application of a PSC to this program is a PharmaNet added-value at no cost to the client.

PharmaNet believes that the involvement and commitment of senior management is essential to the success of both developing business relationships and also conducting large-scale global studies. As a general business practice, PharmaNet encourages communication between senior management in this way.

Regular PSC meetings will:

o	Further promote a productive and cooperative relationship between the client and PharmaNet;
o	Review the overall status of this program, including quality, timeliness of deliverables, and adherence to the budget;
o	Provide bilateral feedback on team performance;
o	Provide a venue for addressing issues regarding the client –PharmaNet team dynamics.
o	Any other issues as requested by the team leaders or by senior management.

PharmaNet’s proposal addresses the client’ request to [****].The final deliverable to the Client will be a completed Clinical Study Reports (CSRs).

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II.	The RHB-104 Program

PharmaNet understands the client’ objectives for the RHB-104-01 program. Our understanding arises from conversations with the client as well as our long standing experience in this area of clinical research. As such, the team proposed for this combined program, know that the primary objectives of these studies:

[****]

•	To meet the timelines as set out by the client.

•	Performing the study in the most time and cost efficient way whilst ensuring that all resources are maximized.

To achieve the aforementioned goals, and ensure a consistent approach while realizing the uniqueness of each study, the client and PharmaNet will closely develop a program management structure, with senior level oversight. Items to address in this type of model will include:

•	Integrated Senior Management oversight from an operational perspective for the studies. PharmaNet will provide high level senior operational oversight to serve as a partner with The client to monitor program progress and to discuss and advise on appropriate corrective actions as needed to support the success of the program. This support will be led by [****] who will support both the management of the client relationship as well as the operational management of ensuring project metrics are being met and team performance is of the highest quality.

•	A high-level Project Steering Committee (PSC), to include select PharmaNet and the client and its designees senior management, ensuring that the client has access to all levels of decision-makers throughout the life of the program and the ongoing relationship. The application of a PSC to this program is a PharmaNet added-value at no cost to the client.

•	An issue-escalation and communication plan, so that successes and challenges on both studies can be relayed to the global project team for consistency.

•	Reporting formats, including frequency, format, content, and distribution lists will be standardized to allow for consistent project communications.

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Since it has been agreed that the client and PharmaNet move forward with an integrated model, utilizing the tools outlined above, efficiencies in both cost and resources will be achieved in the following areas:

•	A more efficient management structure, with a reduction in the overall Full-Time Equivalent (FTEs) for project management, and an overlap in many resources at meetings.

•	Significant efficiencies in the development of Case Report Form (CRF) pages and database development.

•	Standardization of templates for project plans, communication plans, monitoring plans and status reports.

•	Utilization of similar information between items in the Statistical Analysis Plan (SAP) and Clinical Study Report (CSR).

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III.	Success Factors

PharmaNet is an ideal partner for the client for the RHB-104-01 program from both a scientific and operational perspective. PharmaNet places a great deal of importance on integrity and strives to be as open as possible with regard to study planning and conduct, as well as budget estimation. There are several areas that differentiate PharmaNet from competitors for the successful completion of the RHB-104-01 program.

Strong and Qualified Management Team

PharmaNet recognizes the difference that people make in the successful execution of a clinical trial and prides itself on the professionalism and capabilities of its team members. We are pleased to present [****]

[****]

As these studies will be managed as a combined program, both the Global Project Director and Project Manager will work together to oversee staff in their respective regions. With significant timeline overlap, however, they will be able to ensure greater consistency and efficiencies across both regions, resulting in cost savings and a greater ability to manage their resources more closely across the two protocols.

In all cases, [****]

The proposed PharmaNet program team will be available to begin working on these studies immediately to ensure that all timelines are met as specified by the client. All start-up activities will be conducted in an expedited manner by the CRAs that have been assigned to this study.

PharmaNet’s Gastrointestinal Experience

PharmaNet’s experience in gastrointestinal studies makes it ideally positioned to conduct this study for the client. PharmaNet has managed over 40 studies in gastrointestinal disorders including Crohn’s disease, providing PharmaNet personnel with an understanding of the challenges involved in conducting studies in this indication. Of particular importance to the client is PharmaNet’s recent successful conclusion of a Phase IIIb study in patients with Crohn’s disease, including several of the countries we propose for the European study. See Section IV for more detailed information regarding PharmaNet’s gastrointestinal experience.

Pre-existing Relationships with Gastrointestinal Investigators

As a result of the aforementioned experience in the management of these gastrointestinal studies, we are very familiar with the investigator community that will be involved in these studies. These relationships ensure familiarity with PharmaNet’s monitoring processes and expectations, helping to support more productive monitoring visits and site communication. Moreover, PharmaNet’s experience with GI sites allows for the rapid identification of additional sites if necessary.

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Ensuring a Smooth Investigator Contracting Process

Another advantage of our familiarity with these sites and Investigators is our ability to expedite the investigator contract process. To ensure that this process runs efficiently, PharmaNet has an established dedicated group to manage all contract finalization activities.

To support successful contract finalization is to first identify a key contract contact person at each site who will work closely with the PharmaNet Grants & Contracts department. The PharmaNet team routinely includes a template contract with the regulatory document package, to allow for an early review by the site of our standard contract language. PharmaNet will then proactively work to obtain any potential language changes from the site for review. Any changes where no precedent has been set will be discussed with the client before agreeing to any contract wording.

Patient Recruitment Expertise

PharmaNet’s Patient Recruitment Group (PRG) is our recruitment, retention and site performance specialty division. PRG combines clinical and regulatory experience with marketing knowledge to augment recruitment and overall site performance on the study.

The PRG will create tools that support subject identification and evaluation within the site, facilitate effective communication about the study, and build study awareness. The nature and scope of these initiatives will vary depending on site characteristics. PharmaNet will work with site personnel to develop subject recruitment and retention strategies that are specific to each site’s situation.

Country Selection – [****]

The proposed country selection for the [****] study was made by PharmaNet after analyzing the requirements for that particular RHB-104-01 study, reviewing our recent working experience in this type of trial and identifying the countries successfully used in previous trials in this indication.

PharmaNet’s selection of [****] is based on:

[****]

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IV.	Medical and Regulatory Considerations

Medical Considerations

[****]

RHB-104 is a proprietary antibiotic drug combination utilized for the treatment of Mycobacterium Avium Paratuberculosis (MAP) infection in Crohn’s disease. RHB-104 was acquired from Sydney-based Giaconda [ASX: GIA] in August 2010 by Redhill Biopharma Ltd.

MAP infection is suspected as an underlying cause for Crohn’s disease symptoms in a portion of the Crohn’s patients.

Crohn’s Disease

Crohn’s disease is a chronic relapsing and remitting inflammatory disease of the gastrointestinal tract. In European countries the incidence is approximately 4.4 per 100,000 populations. In the US there is a reported 700,000 Crohn’s patients. Crohn’s disease is characterized by a granulomatous inflammation mostly affecting the ileocaecal (50%), colonic (30%) and ileocolonic (15%) parts of the bowel. Anal involvement can be the initial presentation in up to 5% of patients with Crohn’s disease, and over a lifetime as many as one third of patients will have symptoms or complications from involvement of the anoperineal region. Rectal involvement is frequently considered part of anoperineal disease.

Aetiology

The cause of Crohn’s disease is contentious, and there are no specific markers for the disease.

Aetiological factors are thought to include:

•	Over–expression of immune responses to antigens normally present in the gut (particularly bacterial antigens in the distal bowel).

•	The presence of an affected relative, as about 20% of Crohn’s Disease patients have an affected relative. Genes present at several distinct loci predispose to Crohn’s disease in families so there is a clear genetic component.

•	Immune mediated tissue injury.

Crohn’s disease is a disorder mediated by T lymphocytes, which arises in genetically susceptible individuals as a result of the breakdown of the regulatory constraints on mucosal immune responses to enteric bacteria. Infectious agents such as childhood measles may play a role in conditioning mucosal immune responsiveness and might trigger the disease. A specific infectious cause for Crohn’s disease has been sought, with candidates including Mycobacterium paratuberculosis and measles but the evidence is inconclusive.

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In the case of errors in immune regulation in the intestinal mucosa, the generally protective intestinal flora is thought to trigger an abnormal immune response and subsequently tissue injury. Activation of T cells and macrophages generates T-Helper type 1 cytokines, including Interferon (IFN) and Tumor Necrosis Factor (TNF) leading to the release and activation of metalloproteinases digesting the stromal tissue. These cytokines also challenge the epithelial barrier function and lead to the recruitment of neutrophils amplifying the tissue damage increasing the permeability and uptake of bacteria from the lumen of the gut.

Therapeutic Options for Crohn’s Disease

Traditionally, the treatment of patients with Crohn's disease has focused on decreasing symptoms, improving quality of life, and decreasing complications related to either the disease process or its therapy. Anal and perianal complications of Crohn's disease represent a major challenge for both the gastroenterologist and colorectal surgeon. Anoperineal disease is one manifestation of Crohn's disease that significantly adversely affects patient quality of life. Anoperineal involvement can lead to social isolation because patients have urgency, frequency, and stool incontinence that can be related to either the disease itself or the iatrogenic complications. Other symptoms of PCD include pain, soiling, sleep disruption, sexual dysfunction, and sepsis.

Many anti-inflammatory strategies have been employed in the management of Crohn’s disease. Conventionally, corticosteroids, salicylates and immunosuppressants such as cyclosporine have been used as first line therapy. Anti-cytokine therapies including anti-TNF are also now widely used.

Perianal disease (which can include skin tags, hemorrhoids, anal fissure, fistulae (including recto vaginal), perianal abscesses and strictures) is difficult to manage successfully and is often treatment resistant or will relapse after treatment is discontinued. Treatment failure can lead to proctocolectomy and ileostomy.

Azathioprine (AZA) and 6-Mercaptopurine (6-MP) are purine analogues that are frequently used to treat perianal fistulas. A meta-analysis of 5 controlled trials of AZA/6-MP for CD showed that 22 (54%) of 41 patients who received AZA/6-MP responded to treatment vs. only 6 (21%) of 29 who received placebo. The pooled odds ratio was 4.44 in favor of fistula healing. The incidence of adverse side effects in patients taking either 6-MP or AZA ranges from 9% to 15% and the more common of these events include infections, pancreatitis, neoplasm, bone marrow suppression, allergy and drug-induced hepatitis.

Anti-Tumor Necrosis compounds have been shown to be successful in healing fistulas in approximately 50% of patients and their use is associated with generally mild side effects, although the potential for developing infections limits their use in vulnerable patient populations.

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Cyclosporine and tacrolimus, which work by selective blockade of the activation of T-helper and cytotoxic lymphocytes, have also been used effectively for treatment of patients with fistulising Crohn's disease. Adverse events do limit their use, and include renal insufficiency, hirsutism, and transient hypertension. The majority of patients also developed mild parenthesis. Because of the high relapse rates and morbidity associated with these agents and the need for prolonged therapy in combination usually with other immunosuppressant, investigators have advocated them primarily as a "rescue therapy".

Mycophenolate Mofetil (MMF) is used for patients with refractory Crohn's disease who cannot tolerate AZA or 6-MP. This agent works by inhibiting purine synthesis in T and B lymphocytes. MMF appears to have a quicker onset of action than either AZA or 6-MP. A small number of studies have suggested beneficial effects of MMF in treating Crohn's disease, including patients with perianal fistulas. Minimal adverse effects have been associated with MMF and include rash, nausea, and diarrhea. However, in the transplant literature, an increased rate of lymph proliferative disorders has been reported among patients receiving MMF.

A number of studies have used methotrexate successfully to treat Crohn's exacerbations, but its use in treating perianal disease has not yet been defined.

Antibiotics, especially metronidazole and ciprofloxacin, are useful short-term therapies to decrease or stop drainage, but relapse is immediate on discontinuation. Metronidazole used orally is often associated with adverse effects such as a metallic taste and paraesthesia. Topical metronidazole would reduce the incidence of events associated with systemic administration such metallic taste which is known to affect compliance. It has shown to be effective in patients with perianal Crohn’s disease decreasing the Perianal Crohn’s Disease Activity Index and anorectal pain.

MAP infection and Crohn’s Disease

Since Crohn's disease bears significant similarities to known mycobacterial diseases in terms of the presence of granulomatous disease, clinicians have been attempting to treat Crohn's disease with anti-mycobacterial drugs since 1975. Early treatment regimes were composed of antibiotics chosen for their activity against Mycobacterium tuberculosis (MTB), although both in-vitro and in-vivo data for these antibiotics showed that they had little effect against Mycobacterium paratuberculosis (as Mycobacterium avium subspecies paratuberculosis (MAP) was known at that time). If cases of Crohn's disease were caused by infection with MAP, then it is not surprising that these early treatment regimes were, in general, failures.

In the 1980's, disease caused by Mycobacterium Avium Complex (MAC) became prevalent. During the 1980's, MAC became the leading cause of lethal infection in patients with Acquired Immune Deficiency Syndrome (AIDS). Clinicians attempted to treat these MAC infections with the only anti-mycobacterial drugs available, namely drugs active against Mycobacterium tuberculosis. Successes with these early regimes were rare, since MAC bacteria were either resistant to anti-MTB drugs, or quickly developed resistance.

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The outlook for patients with MAC disease improved greatly in the late 1980's, with the development of macrolides. Two of these macrolides, Clarithromycin and Azithromycin, were highly effective against MAC bacteria, and revolutionized the treatment of MAC infections. Although they were unable to eradicate MAC infections, they had such a strong inhibitory effect that the chances of the host's own immune system bringing the infection under control were greatly enhanced. However, development of macrolide resistance is a common problem, and there are still no antibiotics regimes available which are guaranteed to eradicate a MAC infection.

In the 1990's, a group of clinicians in England began treating Crohn's disease patients with anti-mycobacteria regimes which included macrolide antibiotics. To date, three groups of investigators have published results of open trials of anti-MAP treatment which includes macrolide antibiotics. These are:

1.	Giu et al, published the paper "Two year outcomes analysis of Crohn's disease treated with Rifabutin and macrolide antibiotics" in 1997. They treated 52 patients with a combination of Rifabutin and Clarithromycin/Azithromycin for between 6 and 35 months. They documented remission in 43 out of 52 patients studied, as measured by the Harvey Bradshaw Crohn's disease activity index. Of the 9 patients not in remission, 6 patients withdrew because of the severity of side effects, and 3 patients experienced no improvement.

2.	Borody et al published their paper ‘Treatment of severe Crohn’s Disease using antimycrobial triple therapy – Approaching a Cure?’ in 2002. They treated 12 patients with a combination of Rifabutin, Clarithromycin and Clofazimine. Their conclusion was that a reversal of severe Crohn's disease had been achieved in 6/12 patients using prolonged combination anti-MAP therapy alone. Three patients remain in long-term remission with no detectable Crohn's disease off all therapy. These results support a causal role for MAP in Crohn's disease while also suggesting that a cure may become possible.

3.	A trial conducted by Shafran in the USA, treated 29 Crohn's disease patients with a combination of Rifabutin and Clarithromycin. After three months of treatment, the investigators found that 8 of the 29 patients were in clinical remission, 9 of the 29 patients experienced marked improvement, 8 of the 29 patients experienced minor improvement, and 4 of the 29 patients had to be taken off the medication, due to intolerance of side-effects.

Regulatory Considerations

Regulatory management is critical to managing the timelines for this program. A clear and efficient strategy for study start-up will be critical for both studies. Pivotal to this will be a strong regulatory process designed to minimize costly delay through proactive issue identification and resolution as outlined below.

PharmaNet’s experience with over 300 initial submissions will enable us to set-up the best strategy for carrying out the submissions in Europe and North America on behalf of the client. PharmaNet understands the specific regulatory requirements and will ensure that clinical trial applications to Ethics Committees (ECs), Institutional Review Boards (IRBs) and Regulatory Authorities are formulated so as to expedite clinical trial approval in the shortest possible timeframe.

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PharmaNet will conduct steps in the regulatory process in parallel to expedite approval. For example, regulatory documents will be collected and translated simultaneously with the site qualifications process, and site contracts will be negotiated in parallel with regulatory submissions. Additionally, regulatory document templates will be prepared beforehand, in order to make the regulatory process more efficient.

The approximate overall time required for EC, IRB, and other regulatory approvals based on our current experience for the initially proposed countries is summarized below:

[****]

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28. Operational Strategies

PharmaNet has reviewed the RFP provided by the client. The following comments address operational considerations of the PharmaNet team.

Operational Management of the RHB-104 Program

PharmaNet has provided costs for the global management of RHB-104. The PharmaNet team agrees that one of the benefits of managing the studies as a one global program is that consistency in study management can be best achieved rather than managing the program as two separate studies with separate CRO vendors. The Project Manager in the North American study will serve as the Global Program Manager for the program overseeing the European study’s Project Manager to ensure consistency and standardization in all study activities. As mentioned, a Project Manager will be named in each region that will report into the Global Program Manager. Training can be provided in tandem during one training session by the PharmaNet Medical Monitor to both the North American and European teams to keep protocol understandings consistent, which in turn will support consistent interpretation of the protocol by team members and sites and maintain a consistency across monitoring of all sites worldwide.

Additionally, efficiencies can be recognized in the development of such key study templates/documents for both studies, as Visit Report templates, Monitoring Guidelines, CRF Completion Guidelines, CRF/eCRF design, CSR, Stat Analysis Plan. The Global Project Director will be responsible for drafting and finalizing a Project Plan that will detail all study processes and templates/documents that will be utilized across both programs. Efficiencies have been captured in the budget, however, as the scope and timing is further developed, these efficiencies may be increased.

Protocol Considerations

[****]

PharmaNet does not have all details of the entry criteria or schedule of assessments except that the[****]

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Strategic Considerations

After carefully analyzing the information contained within the clients RFP documentation, the proposed PharmaNet team will apply, at no additional cost whatsoever to the client, the following novel strategies for the successful and timely completion of these studies:

•	[****]

•	[****]

•	Create awareness of the studies on various websites and patient and other relevant organizations. Where regulatory authorities permit, the use of the Internet will allow patients to find information on the studies through Crohn’s Disease websites addressing the disease. The client may also wish to establish a patient orientated page with information about the drug and the studies within their corporate website.

•	Invite Investigators (family practitioners and gastroenterology specialists) to participate or refer patients into the studies through a personal letter from an opinion leader in the relevant country.

•	Produce an information package about the goals and objectives of the studies with key information (e.g. study protocol, case record form completion guidelines, patient questionnaires and selected literature about the the client compound to the investigators). This might also include useful items such as slide kits or CD ROMs on Crohn’s disease that the investigator could use, both as general educational material but also as a means of advertising the studies to peers. PharmaNet has considerable experience in developing these materials for our clients

•	Patients should be identified for participation through case finding activities such as dredging the practice database, writing letters to Primary Care Physicians (PCPs) or other potential referral centers advertising on the practice notice board.

•	Investigators’ contracts could contain certain incentives including grants for participation in scientific meetings or a publication policy for these studies.

Site Motivation and Education

In PharmaNet’s experience, thorough site training is critical for study success and such site training is included in proposal for the RHB 104 study. We have previously generated and delivered Informed Consent Workshops to research staff and have found these to be very well received and regarded as highly valuable to the site staff, helping to focus them on the importance of this process. Within these workshops, Key Opinion Leaders (KOLs) and higher-recruiting sites are often asked to share their experiences. Also, PharmaNet has initiated workshops and “lessons learned” sessions for study site personnel in pediatric studies which have been well received and can be implemented in the proposed studies. These have been performed by the CRAs on the team, in the past.

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PharmaNet CRAs have demonstrated excellent organizational and motivational skills in building relationships with study sites and will support the study teams to develop strategies to address concerns such as balance of risk/benefit, concerns with the specific tests and assessments, blood draws, and interference with vacation schedules. Sites will be encouraged to communicate openly with patients and effectively address any concerns. The CRA team will stay in close communication and discuss the requirements of the study staff. They will serve as the study operations facilitator, trainer and monitor. They will frequently report to [****], which will allow ongoing consultation and sharing of best practices within the study team about the potential requirements of the sites. This will allow us to quickly identify any issues and provide solutions and contingencies where required.

Patient Identification at the Investigational Site

We expect many patients will come from the Investigators’ practice and site population. PharmaNet staff will work closely with each site to ensure timely identification of these patients, relying on the resources available at each site to conduct database searches, chart reviews, and patient outreach to inform patients about the studies and elicit their participation.

Coaching tools and materials will be provided to support the efficient search of patient databases and review of medical records from clinics or medical practices. Sites may be supported in conducting on-site and other meetings with colleagues. Materials include:

•	Pre-screening checklist

•	Entrance criteria poster

•	Laminated study information pocket card

•	Referral letters

•	Process guidance and support

Patient Retention

PharmaNet will provide sites with a visit planning tool to create customized visit schedules to be provided to each patient. Appointment cards for patients will include contact information and patient instructions prior to the next study visit. These materials will enhance the interaction between the patient and coordinators, as well as providing the required information.

Key Factors for Study Start-Up

Obtaining Regulatory approval, as well as signed Clinical Trial Agreements (CTAs) can be a time-limiting factor during the start-up period of each trial. PharmaNet’s Project Management team is aware of particular challenges likely to occur in the study start-up period, and will rapidly identify and set-up the necessary communication lines with all key contacts to streamline processes and ensure the most efficient start-up possible.

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The strategies to be implemented are described below and will focus on the following key factors:

•	Approval process timelines based on previous experience

•	Study start-up packs sent to qualified sites

•	Submissions completed in specified time frame

•	Proactively assist with IRB/EC and contracts approval process

The following documents are of critical importance for a rapid start-up:

▪	Final protocols

▪	Master Subject Information Sheet and Informed Consent Forms

▪	Final eCRF

▪	Investigative site budget, contract template, and contract negotiation guidelines

▪	Drug labeling and drug supplies Qualified Persons (QP) release

▪	Insurance certificates including insurance conditions

▪	Essential documents to be obtained from the study site for submission to the Regulatory Authorities (CVs, FDFs, Protocol Signature Page, etc)

It is important that the essential documents, such as the final protocol and master patient information sheet, are provided to PharmaNet rapidly. This will allow PharmaNet to compile the Clinical Trial Application packages in parallel to the site qualification processes.

Close communication between the client and PharmaNet and expeditious turn around times of documents are essential. PharmaNet’s Project Management team will facilitate this process through close follow-up and networking with all parties involved.

Risk Management and Contingency Plan

PharmaNet incorporates risk management into its Project Planning process and ensures that back-up contingencies are devised for these eventualities. This ensures that pro-active risk management will allow rapid resolution of issues and timely delivery of the project.

As with any clinical study, there are a number of risks clearly associated with the running of the The client study in Crohn’s Disease, which could have varying degrees of impact on the success of the project.

PharmaNet has placed an assessment of the degree of risk and the impact this will have on the project. The risk grid shows these and this will be reviewed and adjusted as the project proceeds. A suggested contingency plan is made. This plan will also be adjusted as more information on the project becomes available and as activities begin. Contingency actions as set out below are included in the Proposal.

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Risk Assessment for the the clients Crohn’s Disease project

As part of this submission, PharmaNet has developed a high-level risk assessment analysis, provided below. The first table addresses areas that may be of risk and their relative impact. Following the table, is a list of contingencies for potential challenges.

[****]

Risk:

Insufficient recruitment due to competitive studies or insufficient eligible patients or patient drop out due to severity of disease

Contingency plan:

1) Establish the reality of ongoing or prospective competitive studies and the participation of centers proposed for this project through a detailed feasibility assessment (part of the routine site selection process). This will involve contacting individual investigators and CD workgroups (ongoing). Ensure only sites that can recruit the minimum required number of patients are entered into the study perhaps involving contractual commitments. Investigate the potential to utilize back up sites and referral centers. Address possible implication from Medical Ethical Perspective of the placebo control arm

2) Encourage investigator participation in the project through study incentives such as administrative and logistical support such as study nurses, equipment. Ensure investigator motivation through investigator meetings, training of study site personnel in the therapeutic area and in the conduct of clinical studies, provision of grants for the attendance at scientific meetings, an attractive publication policy. Provision of adequate, competitive, transparent and fair investigator grants for all disciplines participating

3) Ensure adequate monitoring resource to ensure that the sites are contacted regularly through telephone calls or visits to maintain momentum and to underline the site’s commitment to recruitment.

4) Publish frequent Q&As to the investigational sites in order to share best practice. Issue newsletters which might contain scientific information, recruitment statistics and other information that may help the site to recruit.

5) Encourage patient participation through CD patient groups, provide means to communicate with patients to stimulate their interest in the study through flyers and desk top presenters in GP surgeries, posters in gastroenterology clinics

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Risk:

Loss of patient due to competitive studies

Contingency plan:

This may well be inevitable although investigators should be encouraged to stick with the study through incentives noted above. A feasibility study has been performed and summarizes individual site commitments to ongoing studies, previous experience with anti-TNF antibodies and planned studies.

Risk:

Non-compliance with study procedures and ICH guidelines (in any event, compliance with ICH guidelines is the responsibility of Pharmanet).

Contingency Plan:

Require adequate training and guidance of study site personnel at initiation visits and ongoing monitoring visits. Regular investigator or site personnel meetings or teleconferences may allow sharing of best practices. Training may be provided by the sponsor at these meetings or by the provision of educational grants to attend external courses.

Risk:

Slow response to regulatory queries delays study start up.

Contingency Plan:

PharmaNet aims to facilitate simultaneous submissions and will assist sites in the preparation of local submissions. It is anticipated that queries may come from the ethical committees with respect to the placebo control a thorough justification of the study design should be prepared in advance to answer this.

It may be possible in some countries to obtain a central ethical committee review to shorten start up timelines further. Any queries previously received from regulatory or ethical agencies for this compound should be already resolved and identified. All pre-clinical and clinical data including the Investigator brochure should be up to date and contain adequate information to allow regulatory approval. The rationale for sample size calculation should be addressed (practical vs. statistical).

In addition, there are a number of opportunities arising from this study to improve pre-scriber and patient relations.

•	Establish a steering committee comprising the key drivers of the study familiar with the the client compound.

•	Create awareness of the study on various web sites (clients, CD pages etc) and communicate with various patient and other relevant organizations.

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•	Invite investigators (family practitioners and gastroenterology specialists) to participate or refer patients into the study through a personal letter from an opinion leader in the relevant country.

•	Produce an information packages about the goals and objectives of the study with key information such as Study protocol, case record form, patient questionnaires and selected literature about the the client compound to the investigators. This might also include useful professional such as slide kits or CD roms on Crohn’s Disease that the investigator could use, both as general educational material but also as a means of advertising the study to the patient.

•	A Kick-off Investigators’ Meeting (dinner, lunch or weekend venue) should be arranged to stimulate investigator interest and commitment to the study. Invited speaker could be again, key opinion leaders. This can be done on a regional basis and perhaps in staggered manner for cost efficiency.

•	There should be an initiation visit at all sites from the CRAs and possibly the client representatives. The investigator should be schooled in the essential elements of ICH, ethical issues and completion of study material such as CRF and questionnaire(s).

•	Patients should be identified for participation through case finding activities such a dredging the practice database, writing letters to Primary Care Physicians or other potential referral centers advertising on the practice notice-board. The use of the Internet is also increasing and patients could find information on the study through CD websites addressing the disease. The client may wish to establish a patient orientated page with information about the drug and the study.

•	The patients should receive an information pack on the study objectives the importance of their participation.

•	Patients can be contacted between visits to check on their progress in the study whether they have questions and for reminders about future appointments in order to encourage compliance, collection of accurate data and completion of the study.

•	Patients should be offered stipends to cover transport costs related to the study and perhaps a small gift in recognition of their participation can be given.

•	The monitors should contact the investigator on an ongoing basis to stimulate recruitment and to maintain motivation for completing the study in a timely fashion.

•	Investigators should be offered an appropriate grant for the study agreed in a contract if necessary also signed by the institution employing them. Other incentives may include grants for participation in scientific meetings.

•	There should be a publication policy for this study providing another incentive.

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Provided here is a more succinct view of some targeted approaches to support enrollment.

Targeted Enrollment Options

Target	Individualized	Internet	Meetings	Media	Incentives

Investigator	Provide support for completion of administrative materials.	Newsletter Facilitated recruitment posted on patient websites	Investigator meetings Scientific CD meetings	Journals, CD rom, slide kits	Publication strategy, appropriate fees, grants for attendance at scientific meetings, training material programs

Practice nurse	Best practices training support	Newsletter Facilitated appointments Facilitated administration	SSC meetings	Journals	Training, gift sets

Patient	Call center or toll free number access to site in case of problems Contact from nurses	Websites: study specific, patient support groups	CD patients associations	Newspapers editorials	Travel cost coverage

EDC System Selection

Our experience using EDC has demonstrated that one single system does not exist to fill the needs of all clinical studies. Our objective as a service provider is to advise our clients on the most appropriate method for data collection which will ultimately serve the needs of the study sites, as well as the project team, and enable total study success. PharmaNet has made investments in the appropriate training and certification on the use of these tools, so that our staff can effectively act as more than just a user of a system. Our system independent processes are consistent with PharmaNet’s team approach to deliver the best operational plan for each study. These processes encompass study start-up, in-process activities, and database finalization. A careful review of the study specifications and data to be collected is used as the basis of PharmaNet’s recommended EDC tool.

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From looking at the study specific needs provided by the client, PharmaNet proposes that Phase Forward Inform serve as the EDC tool. Inform provides an efficient, fully web based, part 11 compliant, EDC platform for executing this study. Inform enables sites to enter data and receive immediate feedback on out of range or inconsistent data enhancing the quality of the data at the point of collection. Furthermore the InForm platform can offer a dynamic workflow enabling sites to see only the eCRF pages and questions which pertain to the specific subject enabling sites to be more efficient and ultimately resulting in higher entry and response compliance.

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V.	Experienced Project Team

PharmaNet’s experience suggests that projects are most successful when the client and PharmaNet create a single, integrated project team. This permits the development of interdependent working relationships with a sense of joint ownership of each project.

[****]

Senior management from various departments will advise, review, and provide input on a regular basis throughout the studies.

[****]

Program Timelines

[****]

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Summary of Tasks and Deliverables

A summary of major tasks and deliverables for the studies appears in the table below. Reference should also be made to the Key Parameters and Assumptions.

[****]

VI.	Key Parameters and Assumptions

In order to prepare this proposal, PharmaNet carefully considered the information provided by the client. From that information, a set of key parameters was developed. In addition, for areas that have not yet been thoroughly specified, assumptions have been made to allow for the development of this proposal. These parameters and assumptions are listed below.

[****]

A.	The client/PharmaNet Project Planning and Communication

1.	A Project Plan, including a communications plan, will be developed with the client at the beginning of the project to identify the informational needs of the parties and suitable means of meeting those needs. The Project Manager will develop and finalize this plan at the beginning of the study.

2.	This Project Plan will identify the study specifics (i.e., the process for Investigator selection, site contacts, and monitoring intensity, data management plans, etc.) and will give a thorough risk analysis with proactive contingency plans.

3.	The Project Plan will include a detailed flow chart of all project activities, including a definition of the responsibilities of team members in addition to the status of the project budgets, timelines, and achievements.

B.	Study Reporting

1.	PharmaNet will use standard reports to assure effective communication among team members, and to augment the the client/PharmaNet relationship.

2.	The client and PharmaNet will agree on the format and specific content of these reports prior to project initiation.

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3.	For these studies, PharmaNet will use PROMIS™*, a web-based application, that facilitates the collection, management, and reporting of administrative and regulatory information related to the studies. The study team will use PROMIS™ to manage study information related to:

a.	Institutions or research facilities

b.	Investigators and site support staff

c.	Protocol

d.	Regulatory submissions and approvals (country, local, IRB/IEC)

e.	Regulatory document retrieval

f.	Monitoring visits

g.	Subject status (screened, enrolled, completed, discontinued)

h.	Subject visits

i.	Protocol deviations

j.	Protocol violations

PROMIS™ will present the study information in standard reports and displays accessible to clinical trial staff and the client via the Internet.

The project schedule will be tracked via GANTT charts wherein the originally planned timelines will be compared with the actual timelines. The use of these reports will identify any variances from the original plan so that, if necessary, corrective actions can be implemented quickly.

4.	PharmaNet will use the Earned Value Analysis (EVA) technique to monitor the budgetary status of the project, wherein the percent of work completed will be compared with the percent of the budget spent for each project activity. The EVA is an internal tracking budget tool that is utilized by all Project Managers to track against the agreed upon budget.

C.	Investigators’ Meetings

1.	[****]

2.	[****]

3.	PharmaNet will be responsible for presenting at the Investigators’ Meetings in conjunction with the client.

* PROMIS is a trademark of PharmaNet Development Group, Inc.  All rights reserved.

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4.	PharmaNet’s project team members will attend the meeting and conduct presentations or workshops, as necessary.

5.	PharmaNet will arrange the Investigators’ Meetings.

D.	Project Team Meetings

1.	The Project Manager will arrange a kick-off meeting with the client representatives and PharmaNet project team members from all involved departments. The purpose of this meeting is to facilitate the development of the relationship, to share information, and to agree upon the approach that will be used to ensure successful completion of the project.

2.	During the course of the project, regularly scheduled internal team meetings will be held at least bi-weekly. The client may attend all internal team meetings, if desired. Team meetings will be scheduled at times that allow participation of all members via conference call or videoconference; this will allow all parties to become informed and attend to issues as they develop. Weekly calls have been assumed.

3.	PharmaNet will hold an end-of-project meeting to review PharmaNet’s performance with the client.

E.	Training

1.	The PharmaNet project team will undergo training with the client’s team as part of gaining an understanding of the medical, scientific, and logistical aspects of the studies.

2.	Training will be provided by a PharmaNet Medical Monitor, and will include an extensive orientation to the therapeutic area, protocol, and study drug. The clients team at is encouraged to assist in the training program.

3.	The PharmaNet CRA will provide site training during the initiation visit and throughout the studies as needed.

4.	For the EDC application, all users will be trained on the application via self paced e-learning. Hands on application functionality training are not included in this proposal.

5.	PharmaNet will provide a presentation of the eCRF and eCRF completion guidelines at the Investigator Meeting(s). PharmaNet will provide Web Casts to review the eCRF and eCRF completion guidelines to support initial training and subsequent training sessions for site turnover.

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F.	Site Statistics

1.	[****] will participate in the study.

2.	Final site selection will be the responsibility of the client.

3.	This proposal does include costs to replace non-productive sites.

G.	Enrolment Rates and Duration

1.	The approximate enrolment rate will be [****].

2.	This proposal may need to be revised if these assumptions are not met.

H.	Protocol

1.	The protocol will be developed by the client.

2.	PharmaNet team members will review the protocol for familiarization with the content.

3.	PharmaNet will distribute the protocol to the study sites.

I.	Electronic Case Report Form (eCRF)

1.	PharmaNet will design the electronic Case Report Form (eCRF) with review from the client.

2.	PharmaNet will develop the eCRF completion guidelines. It is anticipated there will be two rounds of review by the client. It is assumed the completion guidelines will be created and reviewed in tandem with the eCRFs.

3.	It is also assumed that all comments received for both eCRF development and eCRF completion guidelines will be sent to PharmaNet as a consolidated document.

J.	Study Site Materials

1.	PharmaNet will be responsible for developing the Investigator/Coordinator study procedures manual and the regulatory binders. PharmaNet will distribute these materials to the sites.

2.	PharmaNet will provide drug accountability logs, monitoring conventions, and other study-specific supplies, as appropriate, to the sites.

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3.	The client will be responsible for preparing the Investigator Brochure and PharmaNet will distribute the Investigator Brochure to the sites.

K.	Records Management

1.	During the active phase of the project, project files will be maintained in a secure place until they can be archived at the end of the project. This “on-site” location will allow ready, but controlled, access to files for day-to-day work. The files will be organized according to PharmaNet’s file structures.

2.	Following completion of PharmaNet’s internal audit procedures and archiving, PharmaNet will transfer the project files to the client. This process will be scheduled and conducted by the PharmaNet Project Manager in accordance with the clients requirements.

L.	Informed Consent Form (ICF)

1.	The client will be responsible for preparing a draft Informed Consent Form (ICF). The ICF will be developed in accordance with national regulations and ICH guidelines.

M.	Monitoring Visits

1.	PharmaNet will perform monitoring visits according to the schedule listed in the Summary Assumptions table.

2.	PharmaNet will perform 100% source document verification of eligibility criteria, primary efficacy variables, adverse experience data, and concomitant medication data.

3.	[****].

4.	PharmaNet CRAs will verify CRF entries against source documents. Source document verification will include, but is not limited to, review of subject demographics, subject eligibility, subject visit dates, primary efficacy variables, serious adverse experience reports (SAERs), adverse experience/intercurrent illnesses data and concomitant medications, and reason(s) for premature subject withdrawal.

5.	CRAs will also work with sites to facilitate enrolment, answer questions from Investigators and/or study coordinators, and check drug supplies with other general study supplies and materials.

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6.	Monitoring reports and follow-up letters will be written within two weeks of the monitoring visit. PharmaNet standard reports will be used.

N.	Negotiation/Administration of Investigator Grants and Contracts

1.	PharmaNet will negotiate Investigator contracts. It is assumed that:

a.	PharmaNet will negotiate investigator contracts according to PharmaNet standard processes and review guidelines. Significant changes to the PharmaNet standard process or contract template may impact negotiations with sites, and could result in a change in costs. PharmaNet acknowledges and accepts that the Investigator contracts budget planned by the client is up to [****]) per Subject and that any deviation from that maximum total budget will require pre-approval in writing by the client.

b.	PharmaNet will provide one general investigator contract template for the study.

c.	The client will review the general template and provide comments. One round of review is assumed.

d.	PharmaNet will negotiate contracts directly with sites. PharmaNet will advise client of site-requested changes when such changes directly affect the client’s rights, subject to 1.a, above.

e.	Where possible, PharmaNet will be the only signatory.

f.	No amendments to the Investigator contracts are assumed during the course of the study.

g.	PharmaNet can liaise with sites for additional supporting documents (i.e. client-site indemnity letters, insurance certificates, powers of attorney). All such supporting documents are already included in the proposed budget. Additional costs (if any) for such support services will need to be pre-approved in writing by the client.

h.	Ongoing consultative support is not included, but is available at an additional cost.

2.	PharmaNet will negotiate Investigator grants for the study.

a.	It is assumed that PharmaNet will generate the estimated costs per study procedure to generate per patient costs. The client will review the general template and provide comments. One round of review is assumed.

b.	Subject to 1.a. above, PharmaNet will negotiate the grant amount with each site within the guidelines provided by the the client. For site budgets exceeding the guidelines, the sponsor will be consulted to obtain guidance and pre-approval in writing.

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3.	PharmaNet will administer site payments.

a.	PharmaNet will administer payments as specified in the approved budget.

O.	For purposes of this proposal it is assumed [****] Independent Institutional Review Board (IRB)/Ethics Committee (EC) Submission

1.	PharmaNet will select the central IRB/EC for the study.

2.	PharmaNet will assist sites in submitting to the appropriate IRB/EC.

3.	PharmaNet will be responsible for all issues surrounding IRB and EC submissions and approvals for all sites.

4.	PharmaNet will be responsible for maintenance of the study master files.

5.	PharmaNet will be responsible for annual IRB/EC updates and other IRB/EC-required documentation.

P.	Submission to Regulatory Authorities

1.	The client or its designee will handle the necessary regulatory submissions.

Q.	Selection and Management of Laboratory

1.	PharmaNet and the client will select the central laboratory.

2.	Insymbiosis will manage and make payments to the central laboratory.

R.	Medical Monitoring

1.	PharmaNet will provide the medical monitor for the studies.

2.	PharmaNet will provide on-call medical coverage 24 hours per day, seven days per week.

3.	The PharmaNet medical monitor will perform the following tasks:

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a.	Provide medical oversight regarding protocol exemptions, protocol violations, protocol eligibility issues, accepted medications, and general medical-related study issues.

b.	Conduct training for the project team concerning the disease, drug, study design, and procedures.

c.	Assist in the preparation of questionnaires for conduct of project feasibility.

d.	Review of the protocol.

e.	Assist in the preparation of the CRF.

f.	Provide a medical review of PharmaNet deliverables for the studies, as well as coding for adverse experiences, concomitant medications, diseases and medical histories, and serious adverse events (SAEs).

S.	Serious Adverse Events (SAEs)

1.	PharmaNet’s Global Safety and Pharmacovigilance Group will maintain the safety database using ARISg™[1]. The database will be updated as needed to meet the client’ needs (e.g., MedDRA updates) and regulatory requirements. This proposal assumes no updates to the database and that one database will serve the needs of all three studies in the program.

2.	PharmaNet will prepare the Safety Management Plan (SMP), which will specify roles and responsibilities for the oversight and reporting of SAEs. The client and PharmaNet will agree on the format and content of the SMP prior to study initiation. The SMP will be updated as needed; no updates have been planned for this proposal. This proposal assumes that no protocol amendments will change safety reporting requirements or procedures. There will be one SMP per study.

3.	PharmaNet will receive incoming SAEs from study sites and CRAs via SAE Report Forms. The SAE Report Form will be agreed upon in the SMP. PharmaNet will oversee the distribution of SAE Report Forms to all study sites.

4.	PharmaNet will notify the client of the SAE and provide an SAE Report to the client, using a MedWatch Form, within a specified number of working days, to be detailed and agreed in the SMP. In addition to describing the course and treatment of the SAE, the SAE Report will include relevant medical history, laboratory data, and concomitant medications.

1 ARISg is a trademark of ArisGlobal, LLC. All rights reserved.

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5.	PharmaNet will identify information relevant to clinical understanding of the SAE and will pursue this additional information from study sites. It is assumed that pursuit of additional information will result in two follow-up SAE Reports.

6.	PharmaNet will be responsible for reporting to the appropriate Regulatory Authorities. The client is responsible for providing PharmaNet with expedited reports from other clinical trials and post-marketing sources, as applicable.

7.	PharmaNet’s CRAs will be responsible for relaying all reportable SAEs to the Investigators.

T.	Drug Supply Management

1.	The client will be responsible for the packaging and labeling of supplies.

2.	PharmaNet will be responsible for coordinating shipment of the drug to sites. PharmaNet can assist in the identification of drug depots if needed.

3.	PharmaNet will inventory supplies upon-site initiation and conduct drug accountability during the studies.

4.	At the end of the studies, supplies will be inventoried at the sites by PharmaNet personnel and shipped to the client or its designee..

U.	Data Management

EDC Assumptions

•	[****]

•	[****]

•	It is assumed that external data will be managed external to the EDC System

•	It is assumed that medical coding will be performed external to EDC System

•	It is assumed that all sites selected will meet the minimum requirements in terms of software and internet connection to participate in the study which will be confirmed through the use of automated site assessment tools.

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This proposal does not includes costs to provision computers to the sites and on-site technical support. Both of these services can be provided at additional costs [****] EDC System Training

•	Cost for training assumes training for all system users

•	Training will be delivered via self-paced e-Learning training modules and/or Web casts

EDC Hosting and Help Desk

•	System hosting will be performed by Oracle under the following assumptions:
o	Oracle will monitor operational service levels, and manage system performance, network connectivity, and system backups
o	Oracle will perform any scheduled maintenance within predefined maintenance windows (Sunday 3am-12pm EST)
o	Oracle will provide Standard Disaster Recovery practices of 48 hour recovery

•	Oracle will provide 24x7 help desk support in English for sites and the related study team members. Other languages can be covered on a per call charge.

EDC Study Termination

•	After the lock of the database, PharmaNet will provide each site with a CD/DVD containing a PDF rendition of the site’s eCRFs, eDCFs, and audit trail. Two copies of the complete archive will be stored within the trial master file to be provided to the client at the end of the project.

• Submission Ready PDFs are included in this proposal.

General Assumptions

1.	It is assumed PharmaNet will utilize all of its standard templates for all documents. .

2.	It is assumed comments received by PharmaNet from all the clients representatives will be consolidated into a single document.

3.	PharmaNet will be responsible for database design according to PharmaNet’s standard database specifications. PharmaNet will utilize their CDISC/CDASH entry modules for database design.

4.	PharmaNet will prepare the Data Management Plan.

5.	All data review conventions, electronic and manual will be specified in the Data Review specifications and will remain essentially unchanged during the studies.

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6.	It is assumed that 90% of the data cleaning will be handled by electronic methods.

7.	The edit checks and data review listings will be specified by PharmaNet and programmed by PharmaNet so that discrepant data can be identified automatically.

8.	User Acceptance Testing of the database design and the edit check programming will be performed by PharmaNet.

9.	The investigator sites will be responsible for entry of all subject data. PharmaNet assumes that no paper documents will be received by PharmaNet.

10.	Screen failures data can be collected in the EDC system. Pharmanet and Client need to further discuss this item.

11.	PharmaNet assumes that non-standard CRF pages will not be received (i.e., laboratory reports, ECG reports, etc).

12.	PharmaNet will be responsible for assuring all data queries are resolved according to its standard guidelines, and that sites have updated the database accordingly.

13.	PharmaNet's standard query and tracking reports will be utilized with no customisation. Modifications will be made by the client and are included in this proposal.

14.	Dictionary coding will be performed using the MedDRA dictionary for medical history and adverse experiences; the WHODRL dictionary will be used to code concomitant medications. Dictionaries are loaded using the dictionary vendor’s standard structure.

15.	Please be advised that PharmaNet, under the terms of its own license, is unable to distribute MedDRA or WHODRL terminology and codes to the client unless the client is in possession of valid MedDRA and WHODRL subscription licenses. Only a limited level license would be necessary for the purpose and can be purchased by contacting MedDRA or WHO.

16.	Interim data collection cut-offs are not included in these cost estimates; while these can be accommodated if sufficient notice is given, a change in budget may be necessary.

17.	The database Quality Control (QC) audit will be performed according to the standard PharmaNet Quality Control plan.

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V.	Statistical Analysis

1.	The client will be responsible for the protocol.

2.	The PharmaNet statistician and statistical programmer will assist with the CRF and database design.

3.	PharmaNet will provide the randomisation schedule for the studies.

4.	PharmaNet will prepare the Statistical Analysis Plan (SAP) with input from the client.

5.	[****].

6.	Once the SAP is finalized, the number of tables, listings, and figures actually planned for these studies will be reviewed against the assumptions, and the costs may be adjusted accordingly. One review cycle is assumed and PharmaNet will receive one set of consolidated comments from the client..

7.	It is assumed that there will be no significant changes to the SAP and associated table formats once final and approved by the client..

8.	PharmaNet will produce derived data sets, summary tables, and statistical analyses based on specifications in the final SAP and in compliance with PharmaNet SOPs for validation and quality assurance of computer-generated table output.

9.	[****].

10.	The PharmaNet statistician will provide input to the statistical sections of the Clinical Study Report (CSR) and review the entire document.

W.	Clinical Study Report Preparation

1.	[****]

2.	It is assumed that the client will have one review of each of the draft CSR versions with the client providing consolidated comments.

3.	PharmaNet assumes that for patients who died or had SAEs, the CIOMS/MedWatch reports will be appended to the CSR as narratives. For patients who discontinued due to AEs, up to four brief narratives (½ page in length) will be provided.

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4.	It is assumed that the safety section of the statistical analysis will be based on the primary endpoint and up to seven secondary endpoints resulting in up to [****] ables for the CSR.

5.	Costs for the compilation and assembly of appendices have been included in this proposal.

6.	The CSR and all appendices will be provided to the client in electronic format as PDF files without full PDF bookmark and hypertext linking. If full publishing with hypertext linking and bookmarking is requested or if a paper copy is requested this would be at an additional cost.

7.	Cost for one full QC of each of [****] final CSRs are included in this proposal.

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VII.	Costs

The maximum total costs for this program/combined studies are presented below in three categories; Professional Fees, Investigator Grants, and Pass-Through Costs (individually and collectively referred to as the “Study Costs”). Any costs exceeding the Study Costs must be justified in detail and in writing by Phamanet and pre-approved in writing by the client..

PharmaNet Fees

Based on the parameters and assumptions outlined in this proposal, PharmaNet Fees are categorized by major activity in the table below:

[****]

Investigator Grants

Investigator Grants are presented below:

[****]

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Pass-Through Costs

The table below specifies the maximum total Pass-Through Costs.. In case actual Pass-Through Costs are about to exceed the expenses listed below (the “Additional Costs”), PharmaNet shall immediately inform the client in advance, provide a detailed explanation of the deviation from the agreed budget specified in the table below, and will only invoice the client for actual costs in these areas, subject to pre-approval in writing by the client of each and every such additional cost. Actual costs will be kept to reasonable levels through adherence to PharmaNet’s travel policy and prudent negotiation with outside providers of which the client will be kept fully informed throughout the negotiation process.

Pass-Through Costs are presented below:

[****]

Total Costs

The total maximum Study Costs for the studies is presented in the table below:

[****]

*Estimated per RedHill and costs associated with screen failed subjects are not included.

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Budget and Contract Annotations

Currency

This budget is quoted in US Dollars and will be invoiced in US Dollars.

Letter of Authorization

PharmaNet will commence activity upon execution of a Letter of Authorization (LOA) or full contract as mutually agreed. At such time and upon execution of the LOA or contract, it is PharmaNet’s expectation that the client will authorize payments in accordance to the Payment Schedule specified below (Exhibit B) to ensure that PharmaNet maintains a cash-neutral position at all times with respect to fees and pass-through costs.

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EXHIBIT B

PAYMENT TERMS AND SCHEDULE

[****]

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AMENDMENT # 1

TO CLINICAL SERVICES AGREEMENT

THIS AMENDMENT # 1 to the Clinical Service Agreement signed on 15 June 2011 (“Agreement”) is by and between 7810962 Canada Inc. (hereafter “MANAGER”), RedHill Biopharma Ltd, (hereafter, “SPONSOR”).

Unless otherwise indicated herein, capitalized terms have the same meaning as set forth in the Agreement.

Whereas the parties agree, as of March 1, 2012, to temporarily revise the Services set forth in Exhibit A and the payment schedule in Exhibit B within the Agreement.

Whereas the parties agree to amend the Agreement as follows:

1)	For the period starting March 1, 2012 through the time SPONSOR receives FDA approval to move forward with the Study in North America, the agreed upon monthly fees for work performed by MANAGER will be a flat fee rate of $15,000 per month, until SPONSOR instructs MANAGER in writing to resume full activity. Any work in excess of that value in a given month must be approved in writing by the SPONSOR prior to the work being conducted.

At the point in time that the MANAGER instructs MANAGER to resume full activity on the Studies, MANAGER will produce a Change Order to encompass the revised scope of work for the Studies, factoring in the months of downtime at $15,000 per month, and devise a new payment schedule to reflect the revised costs.

2)	Due to the temporary revision of the Study scope and based on revised amount of work performed, MANAGER will credit the MANAGER for $92 393 (“Credit Amount”) and will offset the Credit Amount against any future payment until the Credit Amount is fully reimbursed.

All other terms of the Agreement remain in full force.

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IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto through their duly authorized officers and is effective as the last date below.

REDHILL BIOPHARMA Ltd.	7810962 Canada Inc.

/s/ Dror Ben-Asher	/s/ Alain Guimond
Name: Dror Ben-Asher	Name: Alain Guimond PhD

Title: CEO	Title: Senior Director of R&D

Date: June 7, 2012	Date June 7, 2012

/s/ Ori Shilo

Name: Ori Shilo

Title: VP Finance and Operations

Date: June 7, 2012

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